EXHIBIT 99.1

Compass Therapeutics Announces Appointment of Two New Directors to its Board

BOSTON, April 26, 2022 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today is pleased to announce the appointment of two new directors to its board. Joining the board of directors are Ellen Chiniara, JD, former Chief Legal Officer of Alexion Pharmaceuticals, and Mary Ann Gray, PhD, President of Gray Strategic Advisors. Ms. Chiniara and Dr. Gray are both global leaders with deep experience in the life sciences and biopharmaceutical industries.

“Ellen and Mary Ann bring immediate and significant value to our board. Ellen’s expertise in strategic advising, mergers and acquisitions, and governance, combined with Mary Ann’s technical know-how and broad experience as a corporate director for biotechs of every stage, are complementary and an ideal fit,” said Thomas J. Schuetz, MD, PhD, Co-Founder and Chief Executive Officer. “We are excited to welcome both to our board at this pivotal time for Compass.”

Ms. Chiniara was most recently Executive Vice President, Chief Legal Officer and Corporate Secretary of Alexion Pharmaceuticals until its acquisition by AstraZeneca in July 2021. In this role she was responsible for all legal, intellectual property and governance matters, and was the executive sponsor of the Corporate Social Responsibility program. Prior to joining Alexion, Ms. Chiniara was General Counsel of Alere, a point-of-care diagnostics company acquired by Abbott Laboratories in 2017, where she spent over a decade managing various legal and governance functions culminating as the SVP and General Counsel, Chief Ethics & Compliance Officer and Corporate Secretary of the board. Earlier in her career, she was a partner at the law firm Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP).

Dr. Gray is the President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm. She currently serves on the boards of five public biotechnology companies: BioAtla, Keros Pharmaceuticals, Palisade Bio, Rapt Therapeutics, and Sarepta Pharmaceuticals. Previously, Dr. Gray served as a Senior Analyst and Portfolio Manager of Federated Kaufmann Fund. Earlier in her career, she was a biotechnology equity research analyst at multiple firms, as well as a senior scientist in the pharmaceutical industry. Dr. Gray has a PhD in Pharmacology from the University of Vermont, where she focused on novel chemotherapeutic agents for the treatment of cancer. She did post-doctoral work at Northwestern University Medical School and Yale University School of Medicine.

Carl Gordon, PhD, the Chairman of the Compass board of directors, added, “The appointments of Ellen and Mary Ann are part of the board’s strategic effort to support Compass as we focus on advancing our promising pipeline through clinical development, driving future growth, and creating additional shareholder value.”

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. The company pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The company was founded in 2014 and is headquartered in Boston, Massachusetts.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the Company’s financial position to continue advancing its product candidates, expectations about the Company’s cash runway, business and development plans, and statements regarding the Company’s product candidates, their development, regulatory plans with respect thereto and therapeutic potential thereof, planned interactions with regulatory authorities, and planned clinical development. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the Company’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, the Company’s ability to identify additional product candidates for development, the Company’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Form 10-K for the year ended December 31, 2021, and our subsequent filings with the SEC.

Investor Contact
Vered Bisker-Leib, President & Chief Operating Officer
ir@compasstherapeutics.com

Media Contact
Anna Gifford, Communications Manager
media@compasstherapeutics.com
617-500-8099